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         AMENDMENT TO VOTING TRUST AGREEMENT, dated as of March 30, 2001, between THOMAS KAPLAN (hereinafter the "Trustee"), with an address c/o Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022-2585, Attn.: William Natbony, Esq., as Trustee, and ELECTRUM LLC (hereinafter the "Beneficiary"), a limited liability company incorporated and existing under the laws of the Cayman Islands, with an address c/o Caledonian Bank & Trust Ltd., Caledonian House, Mary Street, Georgetown, Grand Cayman, Cayman Islands, Attn.: Balan Murugesu.

                                   WITNESSETH:

         WHEREAS, the Trustee and the Beneficiary are parties to that certain Voting Trust Agreement (the "Voting Trust Agreement"), dated as of March 31, 2000, with respect to the common shares, no par value, of Trend Mining Company, a Montana corporation; and

         WHEREAS, the parties hereto wish to amend Section 6 of the Voting Trust Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         A. TERM OF AGREEMENT. Section 6 of the Voting Trust Agreement is hereby amended to read as follows:

         "6. TERM OF AGREEMENT. The initial term of this Agreement shall commence as of the date hereof and shall continue until March 31, 2002 (the "Initial Term"). Upon expiration of the Initial Term, this Agreement will automatically renew for additional, successive one year periods (each a "Successive Term" and, together with the Initial Term, the "Term"), unless either the Trustee or the Beneficiary shall give written notice to the other, at least 90 days prior to the expiration of the Initial Term or the then current Successive Term, that the Term shall not renew. Notwithstanding the foregoing, the Term shall terminate not later than March 31, 2010."

         B. REAFFIRMATION. Except as hereby expressly amended, the Voting Trust Agreement is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

         C. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

            IN WITNESS WHEREOF, the Trustee and the Beneficiary have executed this Amendment as of the date set forth above.




                                                 ------------------------------
                                                 Thomas Kaplan, as Trustee


                                                 ELECTRUM LLC


                                                 By
                                                    ---------------------------
                                                         Dafna Recanati
                                                         President